Exhibit 5.3

上海市北京西路968号嘉地中心27层 邮编：200041

27/F, Garden Square, 968 West Beijing Road, Shanghai 200041, China

电话/Tel: (+86)(21) 5234 1668 传真/Fax: (+86)(21) 5234 1670

网址/Website:http://www.grandall.com.cn

July 24, 2023

DDC Enterprise Limited.

Room 1601-1602, 16/F, Hollywood CentreRoom 3-6, 4/F, Hollywood Center

233 Hollywood Road

Sheung Wan, Hong Kong

Dear Sirs,

We are qualified lawyers of the People’s Republic of China (the “PRC”) and as such are qualified to issue this opinion on the laws and regulations of the PRC effective as at the date hereof. We have acted as PRC counsel to DDC Enterprise Limited., a corporation organized under the laws of the Cayman Islands (the “Company”) in connection with the Company's proposed initial public offering (the “Offering”) of [      ] Class A Ordinary Shares (the “Offered Shares”) of the Company, par value $[     ] per share, and listing of such Offered Shares on the New York Stock Exchange (the “Listing”). Details of the Offering are described in the Registration Statement on Form F-1 of the Company initially filed with the U.S. Securities and Exchange Commission on [      ], 2023, including all amendments and supplements thereto (the “Registration Statement”) under the U.S. Securities Act of 1933, as amended.

Unless otherwise defined herein, capitalized terms in this opinion shall have the same meaning ascribed to them in the Registration Statement.

In rendering this opinion, we have examined originals and/or copies, certified or otherwise identified to our satisfaction, of all such documents, corporate records, certificates, governmental approvals and other instruments as we have considered necessary or appropriate for the purpose of rendering this opinion.

For the purpose of providing this opinion, we have assumed:

(i)	the genuineness of all signatures (including seals, chops and marks), the authenticity of each document submitted to us as an original and each signature on behalf of a party thereto, the conformity with the originals of all documents provided to us as copies thereof, the documents as they were presented to us up to the date of this opinion, the correctness and completeness of all facts stated or given in such documents, and none of the documents has been revoked, amended, varied or supplemented; and

(ii)	Where certain facts were not, or may not be possible to be independently established by us, we have relied upon certificates or statements or representations issued or made by relevant governmental authorities of the PRC and/or the appropriate representatives of the PRC Subsidiaries with the proper powers and functions.

The following terms as used in this Opinion are defined as follows:

“Government Agency”	means any competent government authorities, courts, arbitral, or regulatory bodies of the PRC.

“PRC Laws”	means any and all laws, regulations, statutes, rules, decrees, notices, and supreme court’s judicial interpretations currently in force and publicly available in the PRC as of the date hereof.

“PRC Subsidiaries”	means the companies listed in Schedule 1 hereto, each of which is a company incorporated under the PRC Laws.

“Prospectus”	means the prospectus, including all amendments or supplements thereto, that forms part of the Registration Statement.

Based on the foregoing, we are of the opinion that:

(1) Corporate Structure. The description of the corporate structure of the PRC Subsidiaries set forth in “Our Corporate History and Structure” section of the Prospectus is correct and accurate in all material respects and is consistent with the status of such PRC Subsidiaries. The corporate structure of the Company (including the shareholding structure of each of the PRC Subsidiaries) as described in the Prospectus does not violate any applicable PRC Laws. However, there are uncertainties regarding the interpretation and application of the PRC Laws, and there can be no assurance that the Government Agencies will ultimately take a view that is not contrary to our opinion stated above.

(2) CSRC Measures.

On February 17, 2023, China Securities Regulatory Commission, or the CSRC, promulgated the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Enterprises (the “CSRC Measures”), which became effective on March 31, 2023. On the same date, the CSRC circulated Supporting Guidance Rules No. 1 through No. 5, Notes on the CSRC Measures, Notice on Administration Arrangements for the Filing of Overseas Listings by Domestic Enterprises and relevant CSRC Answers to Reporter Questions (collectively, the “Guidance Rules and Notice”) on the CSRC’s official website. Under the CSRC Measures, either direct or indirect overseas offering and listing by domestic companies shall fulfill the filing procedure with the CSRC with submitting relevant materials. Any overseas offering and listing made by an issuer that meets both the following conditions will be determined as indirect: (1) 50% or more of the issuer’s operating revenue, total profit, total assets or net assets as documented in its audited consolidated financial statements for the most recent accounting year is accounted for by domestic companies; and (2) the main parts of the issuer’s business activities are conducted in the China Mainland, or its main places of business are located in the China Mainland, or the senior managers in charge of its business operation and management are mostly Chinese citizens or domiciled in the Chinese Mainland. The determination as to whether or not an overseas offering and listing by domestic companies is indirect, shall be made on a substance over form basis. When certain circumstances happen, overseas offering and listing shall not be made. And if the intended overseas offering and listing necessitates a national security review, relevant security review procedures shall be completed according to law before the application for such offering and listing is submitted to any overseas parties such as securities regulatory agencies and trading venues. Pursuant to the CSRC Measures and the Guidance Rules and Notice, initial public offerings or listings in overseas markets shall be filed with the CSRC within 3 working days after the relevant application is submitted overseas, while PRC domestic enterprises that have submitted valid applications for overseas offerings and listing but have not obtained the approval from the relevant overseas regulatory authority or overseas stock exchanges shall complete filings with the CSRC prior to their overseas offerings and listings. As disclosed in the Prospectus, the Company will submit the filing materials with the CSRC to fulfill the filing procedure with the CSRC as per requirement of the CSRC Measures, but it cannot be predicted whether or how soon the Company will be able to complete such proceeding. Any failure of the Company to obtain the relevant approval or complete the filings and other relevant regulatory procedures in a timely manner may significantly limit or completely hinder its ability to offer or continue to offer its Class A Ordinary Shares, cause significant disruption to its business operations, and severely damage our reputation, which would materially and adversely affect our financial condition and results of operations and cause its Class A Ordinary Shares to significantly decline in value or become worthless.

(3) Statements in the Prospectus.

The statements set forth in the Prospectus under the captions “Prospectus Summary,” “Risk Factors,” “Dividends Policy,” “Corporate History and Structure,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Enforceability of Civil Liabilities,” “Business,” “Regulations,” “Related Party Transactions,” and “Taxation,” insofar as such statements constitute summaries of legal or regulatory matters under, or documents, agreements or proceedings governed by, the PRC Laws, are correct and accurate in all material respects; and did not omit to state any material fact necessary to make the statements, in light of the circumstances under which they were made, not misleading in any material aspect.

(4) Enforceability of Civil Liabilities.

We have advised the Company that there is uncertainty as to whether the courts of the PRC would (i) recognize or enforce judgments of United States courts obtained against the Company or directors or officers of the Company predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States; or (ii) entertain original actions brought in each respective jurisdiction against the Company or directors or officers of the Company predicated upon the securities laws of the United States or any state in the United States.

We have advised the Company further that the recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law based either on treaties between the PRC and the country or region where the judgment is made or on principle of reciprocity between jurisdictions. China does not have any treaties or other agreements that provide for the reciprocal recognition and enforcement of foreign judgments with the United States or the Cayman Islands. In addition, according to the PRC Civil Procedures Law, courts in the PRC will not enforce a foreign judgment against us or our directors and officers if they decide that the judgment violates the basic principles of PRC law or national sovereignty, security or public interest. Accordingly, it is uncertain whether a PRC court would enforce a judgment rendered by a court in the United States or the Cayman Islands. In addition, it will be difficult for U.S. shareholders to originate actions against us in China, because we are incorporated under the laws of the Cayman Islands and it is difficult for U.S. shareholders, by virtue of holding our Offered Shares, to establish a factual connection to the PRC and it is uncertain whether a PRC court would be competent to have the subject matter jurisdiction.

This opinion is intended to be used in the context which is specifically referred to herein and each paragraph should be looked at as a whole and no part should be extracted and referred to independently.

This opinion is rendered on the basis of the PRC laws (other than the laws of Hong Kong, Macao and Taiwan) effective as of the date hereof and there is no assurance that any of such laws will not be changed, amended or replaced in the immediate future or in the longer term with or without retrospective effect. Any such changes, amendments or replacements may become effective immediately on promulgation.

We hereby consent to the use and discussion of this opinion in the prospectus included in the Registration Statement, and the filing hereof as an exhibit to, the above-mentioned Registration Statement, and to the use of our name in the prospectus included in the Registration Statement, especially under the caption “Legal Matters” in the prospectus. In giving such consent, we do not thereby admit that we fall within the category of the person whose consent is required under Section 7 of the Securities Act, or the regulations promulgated thereunder.

Yours faithfully,

Grandall Law Firm (Shanghai)

SCHEDULE 1

PRC Subsidiaries

No	Name (English)	Name (Chinese)	Entity type	Shareholder(s)
1.	Shanghai Lashu Import and Export Trading Co., Ltd.	上海辣叔进出口贸易有限公司	Limited liability company	Grand Leader Technology Limited：100%
2.	Shanghai DayDayCook Information Technology Co., Ltd.	上海嘉龙日日煮信息科技有限公司	Limited liability company	Grand Leader Technology Limited：100%
3.	Shanghai Juxiang Culture Media Co., Ltd.	上海炬象文化传媒有限公司	Limited liability company	Shanghai DayDayCook Information Technology Co., Ltd.：100%
4.	Shanghai Youlong Industrial Co., Ltd.	上海优龙实业有限公司	Limited liability company	Shanghai DayDayCook Information Technology Co., Ltd.：100%
5.	Guangzhou Youlong DayDayCook Food and Beverage Co., Ltd.	广州优龙日日煮餐饮有限公司	Limited liability company	Shanghai Youlong Industrial Co., Ltd.：100%
6.	Chongqing DayDayCook E-commerce Co., Ltd.	重庆日日煮电子商务有限公司	Limited liability company	Shanghai DayDayCook Information Technology Co., Ltd.：100%
7.	Fujian Jinjiang Yunmao Electronic Commerce Co., Ltd.	福建晋江云贸电子商务有限公司	Limited liability company	Shanghai DayDayCook Information Technology Co., Ltd.：60% Dongfang Zheng：40%
8.	Hangzhou Damao Technology Co., Ltd.	杭州大茂科技有限公司	Limited liability company	Fujian Jinjiang Yunmao Electronic Commerce Co., Ltd.：100%
9.	Quanzhou Jialong DayDayCook Food Co., Ltd.	泉州嘉龙日日煮食品有限公司	Limited liability company	Shanghai DayDayCook Information Technology Co., Ltd.：60% Dongfang Zheng：40%
10.	Quanzhou Weishi Food Co., Ltd.	泉州微食食品有限公司	Limited liability company	Shanghai DayDayCook Information Technology Co., Ltd.：60% Dongfang Zheng：40%
11.	Shanghai Lishang Trading Limited	上海礼赏贸易有限公司	Limited liability company	Shanghai DayDayCook Information Technology Co., Ltd.：51% Shanghai Yijia Pinguan Industrial Co., Ltd.：49%
12.	Shanghai Yuli Development Limited	上海煜礼实业有限公司	Limited liability company	Shanghai DayDayCook Information Technology Co., Ltd.：51% Chen Di：29% Zhang Yi：20%

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